As filed with the Securities and Exchange Commission on April 9, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-192523

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-167578

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-167471

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 REGISTRATION STATEMENT NO. 333-69594

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-47606

Under

The Securities Act of 1933

SUPERTEX, INC.

(Exact name of Registrant as specified in its charter)

California	94-2328535
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1235 Bordeaux Drive, Sunnyvale, California         94089

408-222-8888

(Address, including zip code, and telephone number, including area code, of principal executive offices)

SUPERTEX, INC.

2000 Employee Stock Purchase Plan,

2001 Stock Option Plan, 2009 Equity Incentive Plan

(Full title of the plan)

Steve Sanghi

President and CEO

SUPERTEX, INC.

2355 West Chandler Boulevard

Chandler, Arizona 85224

(Name and address of agent for service)

(480) 792-7200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b 2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting Company	☐

DEREGISTRATION OF SHARES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Supertex, Inc., a California corporation (the “Company” or the “Registrant”), remove from registration all securities that remain unsold under the following registration statements (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (No. 333-47606), which was filed with the SEC on October 10, 2000, pertaining to the registration of 500,000 shares of common stock of the Company (“Shares”), reserved for future issuance under the 2000 Employee Stock Purchase Plan.

•	Registration Statement on Form S-8 (No. 333-69594), which was filed with the SEC on September 18, 2001, pertaining to the registration of 2,000,000 Shares reserved for future issuance under the 2001 Stock Option Plan.

•	Registration Statement on Form S-8 (No. 333-167471), which was filed with the SEC on June 11, 2010, pertaining to the registration of 1,159,509 Shares reserved for future issuance under the 2009 Equity Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-167578), which was filed with the SEC on June 17, 2010, pertaining to the registration of 1,181,269 Shares reserved for future issuance under the 2009 Equity Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-192523), which was filed with the SEC on November 25, 2013, pertaining to the registration of 369,602 Shares reserved for future issuance under the 2009 Equity Incentive Plan.

On February 9, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Microchip Technology Incorporated, a Delaware corporation (“Parent”), and Orchid Acquisition Corporation, a California corporation and wholly owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent. The Merger became effective on April 1, 2014 (the “Effective Time”) as a result of the filing of the Certificate of Merger with the Secretary of State of the State of California.

At the Effective Time, each Share issued and outstanding immediately prior to the Merger was cancelled and (other than Shares owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company, or shares with respect to which dissenters’ rights were perfected under California law) converted into the right to receive $33.00 per share, without interest thereon and less any applicable withholding tax.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. Effective upon filing hereof, the Company hereby removes from registration all Shares registered under the Registration Statements that remain unsold and unissued as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chandler, State of Arizona, on April 9, 2014.

SUPERTEX, INC.

By:	/s/ Steve Sanghi
Steve Sanghi, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments to the Registration Statements have been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ganesh Moorthy Ganesh Moorthy	Director and Chief Operating Officer

/s/ Phil Kagel Phil Kagel	Chief Financial Officer

/s/ Kim van Herk Kim van Herk	Secretary

/s/ J. Eric Bjornholt J. Eric Bjornholt	Director and Vice President of Finance and IT